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CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
VALENTIS, INC.

    Valentis, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

    FIRST:  The name of the Corporation is VALENTIS, INC. The name under which this corporation was originally incorporated is Megabios Merger corporation.

    SECOND:  The date on which the Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of the State of Delaware is August 12, 1997.

    THIRD:  The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

        Article IV, first paragraph, shall be amended and restated to read in its entirety as follows:

        "The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Seventy-Five Million (75,000,000) shares. Sixty-Five Million (65,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001)."

    FOURTH:  Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Valentis, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 21st day of December, 2001.

VALENTIS, INC.
By:	/s/ Benjamin F. McGraw, III Benjamin F. McGraw III, President

Attest:

/s/ Alan C. Mendelson Alan C. Mendelson

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CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VALENTIS, INC.